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NUMBER                                                        SHARES

                HEALTHCOMP EVALUATION SERVICES CORPORATION
            Incorporated Under the Laws of the State of Nevada

Common Stock Par Value $.001                              CUSIP

            THIS CERTIFIES THAT

            IS THE OWNER OF

FULLY PAID and NONASSESSABLE Shares of Healthcomp Evaluation Services Corporation, transferable only on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender
of this Certificate properly endorsed.   This certificate is not valid
unless countersigned and registered by the Transfer Agent and Registrar

    Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.


Secretary                                                   President